Exhibit 10.1

SUBLEASE

AGREEMENT OF SUBLEASE (this “Agreement” or “Sublease”), made as of the 12th day of March, 2007, between Getty Images (US), Inc. (“Sublandlord”), successor to Photodisc, Inc., a New York Corporation, having an office at 601 North 34th Street, Seattle, Washington and New York Magazine Holdings, LLC, (“Subtenant”), a Delaware limited liability company, having an office at 444 Madison Avenue, New York 10022

WITNESSETH:

WHEREAS, by agreement of lease and the amendments thereto as annexed hereto as Schedule A and made a part hereof (the “Prime Lease”), between The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York (“Prime Landlord”) and Sublandlord, as tenant, Prime Landlord leased to Sublandlord certain premises (the “Prime Lease Premises”) more particularly described in the Prime Lease in the building (the “Building”) located at 75 Varick Street, New York, New York; and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to hire from Sublandlord, a portion of the Prime Lease Premises, consisting of the entire 4th floor in the Building (the area so sublet is hereinafter referred to as the “Premises” and is described in the diagram annexed hereto as Schedule B), on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1. SUBLEASING OF PREMISES. Sublandlord hereby subleases to Subtenant and Subtenant hereby hires from Sublandlord the Premises for the Term, as defined below.

2. CONDITION OF PREMISES. On the Commencement Date (as hereinafter defined), Sublandlord shall deliver the Premises, and Subtenant agrees to accept the Premises, vacant, broom clean and in “as is” condition subject to Sublandlord’s obligations hereunder, if any, with such of the existing furniture, furnishings and equipment as more particularly set forth on Schedule C attached hereto. The items listed on Schedule C shall be purchased by Subtenant for $1.00 at the expiration of the Term. Sublandlord shall not be obligated to perform any work or furnish any materials in, to or about the Premises in order to prepare the Premises for use or occupancy by Subtenant or otherwise except as provided for in this Sublease.

3. TERM OF SUBLEASE. The term (“Term”) of this Sublease shall commence on the latest of the following to occur: (i) delivery of the Premises to Subtenant in the condition required by Article 2 hereof, (ii) Subtenant’s receipt of the written consent of Prime Landlord to this Sublease, and (iii) May 1, 2007 (the “Commencement Date”) and, unless sooner terminated as herein provided, shall expire on March 30, 2015 (the “Expiration Date”). The parties agree to enter into a Commencement Date Agreement promptly following same memorializing the actual Commencement Date, but failure to do so shall not relieve any party of any obligations hereunder. Notwithstanding the foregoing, the Subtenant may, but shall not be obligated to, terminate this Sublease in the event that the Commencement Date has not occurred by June 1, 2007, provided such option is exercised in writing to Sublandlord no later than June 29, 2007 and provided further that the Commencement Date has not occurred prior to the date notice is given.

4. PRIME LANDLORD’S CONSENT. This Sublease is subject to and conditioned upon Sublandlord obtaining the written consent of Prime Landlord to this Sublease. Sublandlord shall promptly request such consent and use commercially reasonable efforts to obtain same at Sublandlord’s sole cost and expense, but shall not be required to incur any extraordinary expense in doing so. Subtenant shall cooperate with Sublandlord, at no cost or expense to Subtenant, to obtain such consent and shall provide all information concerning Subtenant that Prime Landlord shall reasonably request. If such consent is refused or if Prime Landlord shall otherwise fail to grant such consent within forty-five (45) days after the date of this Sublease, then either party may, but shall not be obligated, by written notice to the other, given at any time prior to the granting of such consent, to terminate and cancel this Sublease, whereupon within five days after receipt of such notice of termination Sublandlord shall refund to Subtenant any Rental and Deposit (as hereinafter defined) paid in advance hereunder. Upon the making of such refunds, neither party hereto shall have any further obligation to the other under this Sublease, except to the extent that the provisions of this Sublease expressly survive the termination of this Sublease.

5. RENT.

A. Subtenant covenants and agrees to pay to Sublandlord, in lawful money of the United States during the term hereof fixed rent (“Fixed Rent”) of $218,529.00 per month or $2,622,348.00 per annum commencing on that date which shall be six (6) months following the Commencement Date (the “Rent Commencement Date”) through the Expiration Date. Subtenant shall pay the first monthly installment of Fixed Rent payable under this Sublease on or before the Rent Commencement Date.

B. In addition to the Fixed Rent, Subtenant covenants and agrees to pay, from and after, the Rent Commencement Date, the following amounts as additional rent under this Sublease (“Additional Rent”). Except for the Operating Expense Escalation Payment, as defined below, which amount shall be payable monthly in the same manner as Fixed Rent is paid, Sublandlord shall bill Subtenant for each item of Additional Rent promptly after the amount becomes known and Subtenant shall pay each amount so billed within twenty (20) days after being billed therefor. The Additional Rent items to be paid by Subtenant are as follows:

(i) Operating Expense Escalation. Commencing twelve (12) months following the Rent Commencement Date, Subtenant shall pay Sublandlord an Operating Expense Escalation equal to two and one half percent (2.5%) per annum of the prior year’s Fixed Rent in lieu of any other payment on account of escalations in operating expenses for the Building, the Prime Lease Premises or the Premises, pursuant to the Prime Lease or otherwise (the “Operating Expense Escalation Payment”). For purposes of illustration, the Fixed Rent plus Operating Expense Escalation commencing twelve (12) months following the Rent Commencement Date shall be as follows on a monthly and annual basis (it being understood that (i) the dates set forth below are based upon a Rent Commencement Date of November 1, 2007 and in the event that the Rent Commencement Date varies from that date, the dates set forth below shall vary accordingly) and (ii) if the final period is less than twelve (12) months, then the per annum sum of Fixed Rent plus Operating Expense Escalation for such period shall be prorated).

November 1, 2007 – October 31, 2008	$218,529.00/month	$2,622,348.00/annum
November 1, 2008 – October 31, 2009	$223,992.23/month	$2,687,906.76/annum
November 1, 2009 – October 31, 2010	$229,592.04/month	$2,755,104.48/annum
November 1, 2010 – October 31, 2011	$235,331.84/month	$2,823,982.08/annum
November 1, 2011 – October 31, 2012	$241,215.14/month	$2,894,581.68/annum
November 1, 2012 – October 31, 2013	$247,245.52/month	$2,966,946.24/annum
November 1, 2013 – October 31, 2014	$253,426.66/month	$3,041,119.92/annum
November 1, 2014 – Expiration Date	$259,762.33/month	$3,117,147.96/annum

ii. Real Estate Tax Escalations. Commencing January 1, 2008, Subtenant shall pay real estate tax escalations calculated as provided in Article Thirty of the Prime Lease except that (a) the Base Year shall be computed as the average of the Real Estate Taxes for the 2006/2007 and 2007/2008 fiscal years, (b) For purposes of this calculation only, Subtenant’s “Proportionate Share” shall be 72,843 rentable square feet and (c) “Subsequent Year” shall mean the twelve month period commencing January 1, 2008. Notwithstanding the foregoing, Subtenant shall not be responsible for any late fees, penalties, or interest imposed as a result of Sublandlord’s failure to timely pay Taxes, provided that Subtenant has timely paid Taxes to Sublandlord.

iii. Electricity. Subtenant is required to pay for electricity at 100% of Sublandlord’s cost therefore as tenant under the Prime Lease, including all taxes and surcharges, as “Electricity Additional Rent” pursuant to the terms of Article Ten of the Prime Lease; as such amount may be increased or decreased from time to time, pursuant to the terms of the Prime Lease. All charges for the consumption of Electricity will be measured by submeter(s) measuring only the consumption at the Premises, which submeter will be installed and paid for by Sublandlord prior to the Commencement Date.

iv. Condenser Water. Subject to Section 5D hereof, Subtenant shall pay for condenser water on a direct pass-through basis from Prime Landlord as set forth in Prime Lease within twenty (20) days after receipt of an invoice therefore. If additional condenser water is required by Subtenant, Sublandlord shall assist and cooperate with Subtenant, at no cost or expense to Sublandlord, in obtaining such additional condenser water from Prime Landlord.

v. Other. If Sublandlord shall be charged with respect to the Premises for any other sums or charges pursuant to the provisions of the Prime Lease, including, without limitation, for overtime or other extra services (provided that Subtenant requested such overtime or other extra services), then Subtenant shall be liable for such portion thereof as is proportionately attributable to the Premises, or Subtenant’s Proportionate Share thereof if attributable to the entire Prime Lease Premises, as Additional Rent under this Sublease and such sums shall be due and payable by Subtenant to Sublandlord on demand. The foregoing shall not be deemed to require Subtenant to make payments in respect of charges incurred by Sublandlord by reason of the acts or omissions of Sublandlord or any other sublessee.

vi. Copies of Statements. Sublandlord shall furnish Subtenant with copies of any statements relating to real estate taxes delivered by Prime Landlord to Sublandlord. The statements as to real estate taxes and Operating Escalations furnished by the Sublandlord pursuant to this Article shall be conclusive and binding upon Subtenant unless within the later of (i) seventy-five (75) days after the receipt of such statements, or (ii) seventy-five (75) days after the Subtenant has received a copy of the tax bill if the Subtenant has requested a copy of the tax bill within seventy-five (75) days after receipt of the statements, Subtenant shall notify Sublandlord that it disputes the correctness thereof, specifying the particular respects in which such statements are claimed to be incorrect. Pending the determination of such dispute, Subtenant shall pay Additional Rent in accordance with such statements and such payment shall be without prejudice to Subtenant’s position and to the Subtenant’s rights to a refund of any overpayment. If the dispute shall be determined in Subtenant’s favor, Sublandlord shall within five (5) business days after Sublandlord’s receipt of the notice of such determination, pay Subtenant the amount of Subtenant’s overpayment of Additional Rent resulting from compliance with such statements. This provision shall survive the expiration or termination of the Sublease and shall be binding on the successors of each party.

C. i. Fixed Rent and Operating Expense Escalation Payments shall be due and payable in equal monthly installments in advance, on the first (1st) day of each calendar month during the Term. As used herein, the phrase “Business Days” shall mean all days except Saturdays, Sundays, and days on which banks located within the State of New York are required or permitted to be closed. If the Commencement Date shall be other than the first day of a month or the expiration or sooner termination of the Term is other than the last day of a month, the monthly installments of Fixed Rent and Operating Expense Escalation Payments payable hereunder for any such months shall be prorated on a per diem basis based on the actual number of days in such month.

ii. If Sublandlord shall receive a refund of any amounts from the Prime Landlord with respect to the Premises pursuant to the terms of the Prime Lease, Sublandlord shall promptly notify Subtenant and refund to Subtenant the portion thereof, if any, which shall have been paid by Subtenant hereunder. Sublandlord’s obligations under this subsection shall survive the expiration or sooner termination of the Term.

iii. All of the amounts payable by Subtenant pursuant to this Sublease, including, without limitation, Fixed Rent, Operating Expense Escalation Payments, Additional Rent, and all other costs, charges, sums and deposits payable by Subtenant hereunder (collectively, “Rental”), shall constitute Additional Rent under this Sublease and shall be payable to Sublandlord or its designee at such address as Sublandlord shall from time to time direct in writing within twenty (20) days after receipt of a written invoice therefor, together with reasonable documentation of such charge, except that Fixed Rent and Operating Expense Escalation Payments shall be due and payable in accordance with subparagraph (i) of this Section, and shall be deemed late if not received by the tenth (10th) day of each month.

iv. Subtenant shall promptly pay the Rental as and when the same shall become due and payable without setoff, offset or deduction of any kind whatsoever except as may be afforded to Sublandlord under the Prime Lease and, in the event of Subtenant’s failure to pay same when due and beyond any applicable notice and cure periods, Sublandlord shall have all of the rights and remedies provided for in the Prime Lease or at law or in equity in the case of nonpayment of rent. Subtenant’s obligation to pay Rental during the Term shall survive for a period of one (1) year following the expiration or sooner termination of the Term.

v. If any Rental shall not be paid by the 10th day or 20th day as hereinbefore set forth, then such unpaid Rental shall bear interest from the date on which such Rental was originally due until the date when paid at a rate which is l  1/2 percent per month computed (on the basis of a 30 day month) from the date on which Rental became due and payable to the date of payment on the amount of the Rental.

D. Free Rent Period. As set forth in subparagraph (A), the Subtenant shall not be required to pay Rental for the Premises for the period beginning on the Commencement Date and ending six (6) months after the Commencement Date; provided, however, that the Subtenant, shall during such abatement period pay any service charges for electric current, and overtime elevator, air-conditioning, heat or other services to the Premises for which Prime Landlord charges Sublandlord under the Prime Lease, except for condenser water charges for the first three (3) months of the Free Rent period, which first three (3) months of condenser water charges shall be paid by Sublandlord. Provided that no default has occurred and is continuing beyond any applicable notice and cure period, Subtenant shall not be required to pay Fixed Rent and Operating Expense Escalation Payments for the Premises during the following four (4) additional months: June 2008, December 2008, June 2009 and December 2009 at the then current Fixed Rent, which specific sums shall be deemed permanently abated and forgiven as of such dates.

6. USE. Subtenant shall use and occupy the Premises for executive and general offices and customary ancillary office uses in connection with Subtenant’s business and for no other purpose. Provided Subtenant receives Sublandlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and Prime Landlord’s prior written approval (which may be withheld in Prime Landlord’s sole discretion), Subtenant shall be permitted to modify its use during the Term of this Sublease.

7. SUBORDINATION TO AND INCORPORATION OF THE PRIME LEASE.

A. Except to the extent of any conflict between this Sublease and the Prime Lease, in which event, as between Sublandlord and Subtenant, this Sublease shall control, this Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to (i) all of the terms, conditions and provisions of the Prime Lease, a true and complete copy of which has been delivered to and reviewed by Subtenant and is attached hereto as Schedule A, (ii) any and all amendments or modifications to the Prime Lease or supplemental agreements relating thereto hereafter made between the Prime Landlord and Sublandlord which do not in any respect contravene any express rights granted to Subtenant hereunder or increase the obligations of Subtenant hereunder and (iii) any and all matters to which the tenancy of Sublandlord, as tenant under the Prime Lease, is or may be subordinate. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions.

B. Except as otherwise expressly provided in this Sublease, Subtenant assumes and shall use commercially reasonable efforts to keep, observe and perform every term, provision,

covenant and condition on Sublandlord’s part pertaining to the Premises which is required to be kept, observed and, performed pursuant to the Prime Lease (excepting any monetary obligations of Sublandlord to Prime Landlord under the Prime Lease), and which arises or accrues during the Term of this Sublease excepting any obligations with respect to any portion of the Prime Lease Premises which is not part of the Premises.

C. Except as otherwise expressly provided in this Sublease, and except to the extent inapplicable hereto or inconsistent herewith, the terms, provisions, and conditions contained in the Prime Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, Sublandlord being substituted for the “Landlord” under the Prime Lease, Subtenant being substituted for the “Tenant” under the Prime Lease, and Premises being substituted for “Premises” under the Prime Lease. The parties agree that the following provisions of the Prime Lease are not so incorporated herein by reference:

Preamble, Articles One, Two (a-d), Eight, Thirteen (d), Twenty (c - third, fourth and fifth sentences only), Twenty (e), Twenty-two, Twenty-nine, Thirty (b), Thirty-three; Thirty-eight, Thirty-nine, Forty-five, both Articles 46, Exhibit A (except for A-4 which is specifically incorporated herein), Exhibit C, Schedule 1 and Schedule 2. In addition, in Article 30, all references to the Operating Expense Payment are deleted and for purposes of the Real Estate Tax Escalation the date of April 1, 2001 is changed to January 1, 2008.

D. Except to the extent otherwise provided in this Sublease, the time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of incorporation into this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so), within three (3) Business Days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto contained in the Prime Lease. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Premises or the use or occupancy thereof after receipt of same from the Prime Landlord. In the case of any time limit described above which is one or two days after the giving of the notice applicable thereto, such notice shall be delivered personally as provided in Article 19 hereof. With respect to any request for overtime services, Subtenant may make such request in Sublandlord’s name directly to the Prime Landlord, provided such request is made in accordance with the terms of the Prime Lease and a duplicate copy of such request (to the extent such request is in writing) is simultaneously given to Sublandlord.

E. Except to the extent inconsistent with the terms of this Sublease, Sublandlord shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as the Prime Landlord has with respect to a breach of the Prime Lease, as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Premises, all of the rights, powers, privileges and immunities as are had by the Prime Landlord under the Prime Lease. Sublandlord herein shall not be responsible for any breach of the Prime Lease by the Prime Landlord or any non-performance or non-compliance with any provision thereof by the Prime Landlord, but Sublandlord shall comply with the provisions of Article 12 hereof.

F. Any right of Prime Landlord under the Prime Lease of access or inspection and any right of the Prime Landlord under the Prime Lease to do work in the Premises and any right of the Prime Landlord under the Prime Lease in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Prime Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease, provided the Sublandlord will provide the Subtenant with prior notice of its intent to access or inspect the Premises and shall use commercially reasonable efforts to cause Prime Landlord to do same. Further, Sublandlord shall make commercially reasonable efforts to minimize any interference with Subtenant’s use or occupancy of the Premises or the operation of its business therefrom, including without limitation, by performing any work, improvements, repairs or alterations before or after ordinary business hours and by making commercially reasonable efforts to reduce the time required to complete any such work, improvements, repairs or alterations and shall make reasonable efforts to cause Prime Landlord to do same.

G. In all provisions of the Prime Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Prime Landlord and Sublandlord and Sublandlord’s approval shall not be unreasonably withheld, conditioned or delayed. Similarly, in all provisions of the Master Lease requiring the tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide as the case may be, the same to both Landlord and Sublandlord.

H. Neither Sublandlord nor Subtenant shall have any obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

I. Provided Subtenant is not in default under this Sublease beyond applicable periods of notice and grace, Sublandlord covenants and agrees that it shall not cancel or surrender, agree to or acquiesce in the cancellation or surrender, or do anything or commit any default that results in the cancellation or surrender of the Prime Lease, except for a termination permitted under the Prime Lease, nor shall it consent to any modification, amendment or supplement to the Prime Lease which will affect Subtenant’s rights under this Sublease, without the prior written consent of Subtenant which may be granted or withheld in Subtenant’s sole and absolute discretion. Sublandlord shall promptly forward to Subtenant any default or termination notice with respect to the Prime Lease received by Sublandlord. Notwithstanding the foregoing, Sublessor may voluntarily cancel or surrender the Prime Lease to Prime Landlord or assign the Prime Lease to a third party provided that the Prime Landlord or the third party, as the case may be, agrees to and shall, as a condition of such assignment, accept this Sublease, upon and subject to all of the terms and conditions of this Sublease, as a direct lease between Subtenant and such Prime Landlord or third party, and provided further that Sublandlord transfers to such Prime Landlord or third party the Deposit as further set forth herein.

8. ATTORNMENT. If the Prime Lease and Sublandlord’s leasehold interest in the Premises shall be terminated, other than as a result of casualty, condemnation or sale in lieu thereof, Subtenant shall, if so requested in writing by Prime Landlord, attorn to Prime Landlord and shall, during the Term, perform all of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed, except that for the balance of the term of the Sublease, Subtenant shall pay all Fixed Rent and Additional Rent to Prime Landlord at the address of Prime Landlord provided in the Prime Lease. In the event of any such attornment, Prime Landlord shall not be (a) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublandlord, except for a default which continues after the date of such attornment); or (b) subject to any offsets or defenses which Subtenant might have against any prior sublessor (including without limitation, Sublandlord); or (c) bound by any rent or additional rent which Subtenant might have paid for more than the current month to any prior sublessor (including, without limitation, Sublandlord); or (d) bound by any amendment or modification of this Sublease made without Prime Landlord’s consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments but Subtenant agrees, upon the demand of Prime Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

9. QUIET ENJOYMENT. Sublandlord covenants that as long as Subtenant shall pay the Rental due hereunder and shall not default under this Sublease, in each case beyond applicable notice and cure periods, then Sublandlord will not default under the Prime Lease and Subtenant shall peaceably and quietly have, hold and enjoy the Premises during the Term without molestation or hindrance by Sublandlord, subject to the terms, provisions and conditions of the Prime Lease and this Sublease.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS.

A. Sublandlord represents, warrants and covenants to Subtenant as follows as of the date of execution and delivery of this Sublease:

(i) the Prime Lease is in full force and effect in accordance with and has a longer term than that of the Sublease, and subject to, all of the terms, covenants, conditions and agreements contained therein and all Prime Landlord initial work agreed to be done in the Premises has been completed;

(ii) the Prime Lease has not been modified, amended or supplemented, except as set forth in Schedule A annexed hereto;

(iii) Sublandlord has not received any notice of any default by the Sublandlord under the Prime Lease, which default remains uncured;

(iv) Sublandlord holds the entire tenant’s interest in the Premises under the Prime Lease free and clear of any liens, claims, mortgages, charges or encumbrances, subleases and occupancies (other than this Sublease, the Prime Lease and the existing sublease which term expires by its own terms prior to the Commencement Date of this Sublease), other than matters to which the tenancy of the Sublandlord, as tenant under the Prime Lease, is or may be subordinate;

(v) Sublandlord has full right, power and authority to enter into this Sublease;

(vi) All building systems servicing the Premises are in working order and condition, and, to the best of Sublandlord’s knowledge are in compliance with New York City Building Code and free of violations that would prevent Sublandlord’s work or occupancy;

(vii) To Sublandlord’s knowledge, but without independent investigation, there are no adverse environmental conditions relating to the Premises. Subtenant shall not be responsible for the correction of any environmental conditions which pre-exist the commencement of the Term of this Sublease;

(viii) To Sublandlord’s knowledge, but without independent investigation, no consent is required to this Sublease, except that of the Prime Landlord;

(ix) To Sublandlord’s knowledge, Sublandlord is not in default under the Prime Lease; and

(x) To Sublandlord’s knowledge, Sublandlord has not received written notice that Prime Landlord intends to demolish the Building or to terminate the Prime Lease.

B. Subtenant hereby warrants represents and covenants to Sublandlord that Subtenant has full right, power and authority to enter into this Sublease.

11. SERVICES AND REPAIRS. Notwithstanding anything to the contrary herein set forth, Subtenant agrees that Sublandlord shall have no obligation to render or supply any services to Subtenant, including, without limitation (a) the furnishing of electrical energy, heat, ventilation, water, air conditioning, elevator service, cleaning, window washing, or rubbish removal services, (b) making any alterations, repairs or restorations (unless the need for the alterations, repairs or restorations arose as a result of a negligent act or omission of Sublandlord, and Sublandlord can provide such alterations, repairs or restorations, it being understood that if Sublandlord cannot provide such alterations, repairs or restorations, it shall make reasonable efforts to request Prime Landlord to do so, and in any event, provided that Subtenant is not otherwise in default beyond applicable notice and cure under this Sublease), (c) complying with any laws or requirements of any governmental authorities (except to the extent that any obligation to comply with any such laws or requirements first arose prior to the date of this Sublease), or (d) taking any action that Prime Landlord has agreed to provide, make, comply with, or take, or cause to be provided, made, complied with, or taken under the, Prime Lease (collectively “Services and Repairs”). Subtenant hereby agrees that Subtenant shall look solely to Prime Landlord for the performance of any and all off such Services and Repairs, subject to the terms and conditions of this Sublease. Sublandlord hereby grants to Subtenant Sublandlord’s rights under the Prime Lease to receive from the Prime Landlord Services and Repairs to the extent that Sublandlord is entitled (i) to receive same under the Prime Lease and (ii) to grant same to Subtenant, including, without limitation, condenser water as per Article Thirty-one (c) of the Prime Lease and cleaning as per Article Thirty-One (d) of the Prime Lease. Subject to the other terms and provisions of this Sublease, including, without limitation, Article Twelve hereof, Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on the Prime Landlord’s part in furnishing Services or Repairs, unless such failure or delay results from Sublandlord’s default under the Prime Lease (which default does not result from or is not attributable to any corresponding default of Subtenant under this Sublease).

12. ENFORCEMENT OF PRIME LEASE. If the Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Premises, Sublandlord shall not, except as and to the extent hereinafter set forth, be obligated to bring any action or proceeding or to take any steps to enforce Sublandlord’s rights against Prime Landlord other than, upon the written request of Subtenant, making a demand upon the Prime Landlord to perform its obligations under the Prime Lease with respect to the Premises. If following the making of such demand and the expiration of any applicable grace period granted to the Prime Landlord under the Prime Lease, the Prime Landlord shall fail to perform its obligations under the Prime Lease, then Subtenant shall have the right to take such action in its own name. If any such action against the Prime Landlord in Subtenant’s name is barred by reason of lack of privity, non-assignability or otherwise, then subject to and upon the following terms, Subtenant may bring such action in Sublandlord’s name and Sublandlord shall execute all documents reasonably required in connection therewith and otherwise reasonably cooperate with such action, provided (i) the same is without cost and expense to Sublandlord, (ii) Subtenant shall indemnify Sublandlord against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses) resulting from or incurred in connection with such action; and (iii) Subtenant is not in default hereunder beyond any applicable notice and cure period.

13. ASSIGNMENT, SUBLETTING AND ENCUMBRANCES.

A. Except as otherwise permitted by Article Seventeen of the Prime Lease, without the prior written consent of Sublandlord (not to be unreasonably withheld, conditioned or delayed) and Prime Landlord, Subtenant shall not (i) assign this Sublease (by operation of law or otherwise), (ii) sublease all or any part of the Premises, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the Premises or any interest therein, or (iv) grant any concession, license or otherwise permit the Premises to be used or occupied by anyone other than Subtenant. Any assignment, sublease, mortgage, pledge, hypothecation or other encumbrance of or under this Sublease without such prior written consent shall be invalid and without force and effect.

B. Each and every provision of Article Seventeen of the Prime Lease must be complied with and it is understood that all approval rights, recapture rights and profit sharing conferred upon “Landlord” therein shall be deemed to be conferred upon both Prime Landlord and Sublandlord (who as between them shall determine their relative rights).

C. If Subtenant shall at any time request the consent of Sublandlord and Prime Landlord to any proposed assignment of this Sublease or subletting of all or any portion of the Premises, Subtenant shall pay on demand the reasonable costs and expenses incurred by Sublandlord and Prime Landlord, including, without limitation, architect, engineer and reasonable attorneys’ fees and disbursements, and a reasonable administrative fee for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or subletting of the Premises or any part thereof.

14. INDEMNIFICATION.

A. Sublandlord, Prime Landlord and the employees, agents, contractors, licensees and invitees (collectively “Agents”) of each (collectively, “Indemnified Parties”), shall not be liable to Subtenant or its agents and Subtenant shall indemnify and hold harmless the Indemnified Parties from and against any and all suits, claims, demands, liability, damages, costs and expenses of every kind and nature, including, without limiting the generality of the foregoing, attorneys’ fees and expenses, court costs, penalties and fines, incurred in connection with or arising out of the following to the extent not caused by the negligence or willful misconduct of the Indemnified Parties or matters occurring outside the Premises without the fault of Subtenant:

(i) any injury or damage to any person happening on or about the Premises, or for any injury or damage to the Premises, or to any property of Subtenant or of any other person, firm, association or corporation on or about the Premises. Any property of Subtenant, its employees, agents, contractors, licensees, and invitees kept or stored at the Premises shall be kept or stored at the sole risk of Subtenant;

(ii) default by Subtenant in the’ payment of the Rental which continues beyond any applicable notice and cure periods or any other default which continues beyond any applicable notice and cure period, by Subtenant in the observance or performance of, or compliance with any of the terms, provisions or conditions of this Sublease including, without limitation, such matters relating to obtaining the possession of the Premises following any such default;

(iii) the exercise by Subtenant or any person claiming through or under Subtenant of any rights against Prime Landlord granted to Subtenant hereunder (but the foregoing indemnity shall only inure to Sublandlord’s benefit);

(iv) any holdover beyond the term of this Sublease;

(v) any acts, omissions or negligence of Subtenant or any person claiming through or under Subtenant, or the Agents of Subtenant or any such person, in or about the Premises or the Building;

(vi) any proceeding, action or dispute that Sublandlord or Subtenant may institute or be party to pursuant to Article 12 of this Sublease, except to the extent that any such proceeding, action or dispute shall determine that Prime Landlord’s failure or refusal to provide Services or Repairs is justified because of Sublandlord’s negligence, misconduct or breach of this Sublease or the Prime Lease, not resulting from Subtenant’s acts or omissions.

B. Sublandlord and Subtenant each agree not to seek punitive, consequential or special damages from the other; but nothing shall be deemed to limit their rights to actual damages, if any, or Sublandlord’s rights to recover any damages caused by Subtenant for which Sublandlord would be liable under the Prime Lease. Notwithstanding the foregoing or anything else to the contrary contained in this Sublease, in the event there is any proceeding, action or dispute between the Sublandlord and the Subtenant, including, but not limited to, any proceeding, action or dispute involving the provisions of Article 12 of this Sublease, the non-prevailing party shall pay all reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in enforcing the provisions of this Sublease, suing to collect Rent or to recover possession of the Premises, whether the lawsuit or other action was commenced by Sublandlord or Subtenant.

C. In the event of a breach by Sublandlord of Article 7I of this Sublease, and provided further that no default of Subtenant under the terms of this Sublease beyond applicable notice and cure periods is then continuing, Sublandlord shall be liable to Subtenant for, and shall pay to Subtenant, Subtenant’s Relocation Expenses, as such term is defined herein, which Relocation Expenses are hereby deemed for purposes of this Sublease to be actual damages and not consequential damages. In no event shall Sublandlord be liable for any consequential or punitive damages. For purposes hereof, “Relocation Expenses” shall mean, (a) in the event that Subtenant moves from the Premises to new premises following any such breach by Sublandlord of Article 7I of this Sublease, the sum of (subject to the limitations set forth herein) (1) the difference, if any, between the fixed rent payable for the unexpired portion of the scheduled Term hereof (i.e. the unexpired portion of the Term ending on March 30, 2015) pursuant to any lease or sublease for premises to which Subtenant relocates following any such breach by Sublandlord, and the Fixed Rent that would have been payable during the same period pursuant to this Sublease, and (2) all foreseeable costs and expenses incurred by Subtenant in connection with or as a result of its move to any such new premises, including, without limitation, all brokerage commissions, reasonable legal fees and expenses, moving costs, tenant improvement costs, the costs of reprinting letterhead, envelopes and other stationery items, and the dollar value of any free rent or other Subtenant incentives set forth in this Sublease but not yet awarded to or utilized by Subtenant, less the dollar value of any free rent or other tenant incentives (but not tenant improvement allowances) as a result of its move to any new premises; or (b) in the event that Subtenant remains in the Premises following any such breach by Sublandlord of Article 7I of this Sublease, the sum of (subject to the limitations set forth herein) (X) the difference, if any, between the fixed rent payable for the unexpired portion of the scheduled Term hereof (i.e. the unexpired portion of the Term ending on March 30, 2015) pursuant to any new lease or sublease for the Premises, and the Fixed Rent that would have been payable during the same period pursuant to this Sublease, and (Y) all foreseeable costs and expenses incurred by Subtenant in connection with such new lease or sublease, including, without limitation, all brokerage commissions, reasonable legal fees and expenses and the dollar value of any free rent or other Subtenant incentives set forth in this Sublease but not yet awarded to or utilized by Subtenant. Under no circumstances shall Sublandlord’s liability under either 14(C) (a) or (b) exceed the Cap Amount as defined in Article 14D below. Notwithstanding anything in this Sublease to the contrary, following any such breach by Sublandlord of Article 7I of this Sublease, Subtenant shall have the sole and absolute right to remain in the Premises or to relocate to new premises, and if Subtenant relocates to new premises, Subtenant may select such new premises in its sole and absolute discretion and Subtenant’s rights under this Article 14 shall not be diminished or adversely affected as a result thereof.

D. For purposes of Articles 14C (a) and (b) above, the “Cap Amount” shall mean the lesser of the following: (A) the present value of the difference, if any, between fair market fixed rent for the Premises for the unexpired portion of the scheduled Term hereof (i.e. the unexpired portion of the Term ending on March 30, 2015), as such fair market fixed rent is determined pursuant to Article 14E below, and the Fixed Rent that would have been payable during the same period pursuant to this Sublease, and (B) the present value of the difference, if any, between the fixed rent that Prime Landlord or its successors or assigns (the “PL”) proposes to charge to Subtenant in a direct lease deal between the PL and Subtenant for the Premises for the unexpired portion of the scheduled Term hereof (i.e. any unexpired portion of the Term ending on March 30, 2015) and the Fixed Rent that would have been payable during the same period pursuant to this Sublease.

E. For purposes of Article 14D above, “fair market fixed rent for the Premises” shall mean the value the Premises on a direct-lease basis between PL and Subtenant, expressed as an annual U.S. Dollar rate per rentable square foot, as determined pursuant to this paragraph. Fair market fixed rent for the Premises shall be based upon a presumed term equal to the unexpired portion of the scheduled Term hereof (i.e. the unexpired portion of the Term ending on March 30, 2015), even though the actual term of any lease between PL and Subtenant may be longer or shorter than such period. Either Subtenant or Sublandlord may invoke the provisions of this paragraph by written notice to the other. For the fifteen (15) day period following the giving of such notice by either party hereto, Sublandlord and Subtenant shall attempt to agree on the fair market fixed rent for the Premises. If Sublandlord and Subtenant are unable to agree, then the fair market fixed rent for the Premises shall be determined as provided below: Sublandlord and Subtenant shall each select an expert (as hereinafter described) within fifteen (15) days after the expiration of the aforementioned fifteen (15) day period. Such expert shall be independent and experienced in leasing similar-class office space in the City of New York, County of New York, and shall be instructed to form their opinions based on the criteria specified in this Article 14E. Both experts so selected shall, within ten (10) days after their selection, select a third (3rd) expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) days after the selection of the third (3rd) expert each independently formulate their opinion of the fair market fixed rent for the Premises. The three (3) opinions shall then be averaged and such average shall be the fair market fixed rent for the Premises; provided, however, that if any expert’s opinion is more than five percent (5%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more a variance from the middle opinion than five percent (5%)), shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the fair market value fixed rent for the Premises. The determination of the fair market fixed rent for the Premises by the three (3) experts (or such lesser number of experts as may be applicable in accordance with the above provisions) shall be binding upon Subtenant and Sublandlord. Subtenant and Sublandlord shall each pay for the services of its expert and shall share equally in the cost of the third expert. Present value calculations shall use a 6% discount rate.

F. The provisions of this Article 14 shall survive the expiration or earlier termination of this Sublease.

15. ALTERATIONS. Subject to the terms and provisions of this Sublease, Subtenant shall accept the existing improvements to the Premises in their “as is” condition as of the date hereof and shall have no obligation to remove those existing improvements at the end of the Term. Additionally, Subtenant shall have no obligation to remove the existing raised flooring at the end of the Term. Subtenant shall make no other alterations, installations, additions or improvements (collectively, “Alterations”) in or about the Premises without the prior written consent of Prime Landlord in each instance as provided in the Prime Lease, it being understood that any Alterations consented to by Prime Landlord shall be deemed to have been consented to by Sublandlord provided and on condition that (a) Prime Landlord’s consent states that neither Subtenant nor Sublandlord shall be required to restore the Premises upon expiration or earlier termination of this Sublease to the condition prior to such installation of Alteration and (b) all requests for such consent shall be delivered to Sublandlord for delivery to Prime Landlord. If Prime Landlord’s consent does not so state, then Sublandlord’s consent to such alterations shall not be unreasonably withheld, conditioned or delayed. All Alterations shall be performed by Subtenant at its sole cost and expense and in compliance with all of the provisions of the Prime Lease, including the provisions requiring Prime Landlord’s prior written consent. In the event that Subtenant shall make any Alterations, Subtenant shall, if required by Prime Landlord and Sublandlord, upon consent for making such Alteration, restore the Premises to their original condition at the commencement of the Sublease (reasonable wear and tear excepted) at the expiration of this Sublease. Subtenant will only be required to restore Specialty Alterations (as defined in the Prime Lease) if required by Prime Landlord. Subtenant hereby indemnifies and holds Sublandlord harmless from any liability, it may incur to Prime Landlord or others resulting from Subtenant’s Alterations.

16. INSURANCE. Subtenant, at Subtenant’s sole expense, shall maintain for the benefit of Sublandlord and Prime Landlord such policies of insurance (and in such form) as are required by the Prime Lease with respect to the Premises, which policies shall be reasonably satisfactory to Sublandlord as to coverage and insurer (which shall be licensed to do business in the State of New York), provided that such insurance at a minimum include commercial general liability insurance insuring Sublandlord, Prime Landlord and Subtenant against all claims and liabilities arising out of this Sublease and the use, occupancy, or maintenance of the Subleased Premises and all areas appurtenant thereto. Such policy shall insure the operations of independent contractors and contractual liability and shall: (i) name Prime Landlord and Sublandlord as additional insureds, and (ii) provide that it is primary and noncontributing with any insurance in force or on behalf of Prime Landlord and Sublandlord.

17. Intentionally omitted.

18. BROKER. Each party warrants and represents to the other party hereto that it has not dealt with any brokers in connection with this Sublease other than CB Richard Ellis, Inc., whose fees shall be paid by Sublandlord. Each party hereby indemnifies and holds the other party hereto harmless from any and all loss, damage, claim, liability, cost or expense (including, but not limited to, reasonable, attorneys fees, expenses. and court costs) arising out of or in connection with any breach of the representation. The provisions of this Article shall survive the expiration or earlier termination of this Sublease.

19. NOTICES. All notices, consents, approvals or other communications (collectively a “Notice”) required to be, given under this Sublease or pursuant to law shall be in writing and, unless otherwise required by law, shall be either personally delivered (against a receipt), or sent by reputable overnight courier service, or given by registered or certified mail, return receipt requested, postage prepaid, addressed to the party which is to receive such Notice attention: Legal Counsel, 601 N. 34th Street, Seattle, WA 98103, in the case of Notices to Sublandlord, and attention: Katherine Taylor, COO and Matthew Garman, CFO, NY Magazine, 444 Madison Avenue, New York, New York 10022 with a copy to Michael Greenberg, Esq., Greenberg Nicoletta & Stein, LLP 370 Lexington Avenue, 24th Floor, New York, New York 10017, in the case of Notices to Subtenant) at its address herein set forth, or such other address as either may designate by Notice to the other. Any Notice given pursuant thereto shall be deemed to have been received on receipt if personally delivered, on the next business day if delivered by reputable overnight courier service, or three (3) Business Days after the mailing thereof if mailed in accordance with the terms hereof, such mailing to be effected by depositing the Notice in any post office, branch post office or official depository regularly maintained by the United States Postal Service.

20. NO WAIVERS. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained, or acceptance of payment of any kind with knowledge of a default by the other party shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party’s obligations hereunder. Further, no payment by Subtenant or receipt, by Sublandlord of a lesser amount than the correct amount of Rental due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

21. CONSENT.

A. Whenever in this Sublease it is provided that either party will not unreasonably withhold its consent to any matter, such party shall also be deemed to have agreed not to unreasonably delay or condition such consent. Sublandlord shall not be deemed to have unreasonably withheld, conditioned or delayed its consent to any matter if the Prime Landlord’s consent to the matter requested is required by the Prime Lease and if Prime Landlord shall have withheld or delayed its consent to such matter. The foregoing provisions shall not be deemed a waiver of Subtenant’s rights herein with respect to any default by Prime Landlord in the performance of any of its obligations affecting the Premises under the Prime Lease.

B. If either party hereto shall request the other’s consent and such consent is withheld, conditioned or delayed such party shall not be entitled to any damages by reason thereof, it being intended that the sole remedy therefor shall be an action for specific performance or injunction and that such remedy shall only be available where a party has agreed herein not to unreasonably withhold, condition or delay such consent or where, as a matter of law, such consent may not be unreasonably withheld, conditioned or delayed, and in the event that the party seeking specific performance or injunction prevails in any such action, then the party against whom the remedy of specific performance or injunctive relief has been granted shall reimburse the prevailing party for all reasonable attorneys fees, court costs and expenses arising out of such action.

22. SECURITY DEPOSIT.

(a) Subtenant shall pay to Sublandlord the sum of $1,311,174.00 as a security deposit (the “Deposit”) as follows: (Y) upon execution of this Sublease, the sum of $300,000, and (Z) on or before May 1, 2007, and in any event prior to Sublandlord’s obligation to disburse any portion of the Construction Allowance (as hereinafter defined) to Tenant, the sum of $1,011,174.00. Sublandlord shall have the right to use all or any part of the Deposit to cure any default by Subtenant under this Sublease which continues beyond any applicable notice or cure periods, or to compensate Sublandlord for any damage sustained by it resulting from such default, which continued beyond any applicable notice and cure period. In the event of any such application of the Deposit, Subtenant shall, within ten (10) days after receipt of written notice of request therefor, pay to Sublandlord the amount necessary to replenish the Deposit to its original amount. If Subtenant is not in default at the expiration or termination of this Sublease, Sublandlord shall return the remaining Deposit to Subtenant, less any amounts necessary to return the Premises to their original condition, reasonable wear and tear excepted and damage by casualty or condemnation excepted. In the event this Sublease is terminated before the end of the Term for any reason, any Rent paid for any period after the date of such termination shall be treated as an addition to the Deposit. No termination of this Sublease or re-entry by Prime Landlord or Sublandlord for Subtenant’s default which continues beyond any applicable notice and cure period shall entitle the Subtenant to the return of any part of said Deposit, nor shall the retention of such deposit, after such re-entry, impair or otherwise affect the Subtenant’s liability to the Sublandlord during the balance of the term originally provided for. Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall maintain the Deposit in a separate, interest bearing account and shall not commingle the Deposit with other funds of Sublandlord. Upon request by Subtenant, interest shall be paid to Subtenant on an annual basis, less an administrative fee not to exceed  1/4 of 1% thereof.

(b) Provided that no default which continues beyond applicable notice and grace has occurred as of the first day of the forty-first (41st) month following the Commencement Date, then the Deposit shall be reduced to $874,116.00.

(c) In lieu of delivering cash as the Deposit, the Subtenant may deliver to the Sublandlord an unconditional, irrevocable and transferable letter of credit (such letter of credit or any extension or replacement thereof, being hereafter referred to as the “Letter of Credit”) issued for the account of the Sublandlord by a New York Clearing House bank acceptable to the Sublandlord, in form and substance reasonably satisfactory to the Sublandlord, which Letter of Credit is to be held by Sublandlord in accordance with the terms of this Article 21. The Letter of Credit shall permit the Sublandlord or its duly authorized representative (i) to draw thereon up to the full amount of the credit evidenced thereby upon presentation of the Letter or Credit and a sight draft in the amount to be drawn and (ii) to draw the full amount thereof to be held as cash security pursuant to this provisions If for any reason the Letter of Credit is not renewed within thirty (30) days prior to its expiration date. The Letter of Credit shall be fully transferable by the Sublandlord and its successors and assigns without charge to the Sublandlord. In the event that the expiration date of the Letter of Credit is prior to thirty (30) days after the Expiration Date (or thirty (30) days after any subsequent date through which the term of this Sublease may be extended), if the Sublandlord receives notice from the bank or the Subtenant that the Letter of Credit is not being renewed or in the event that the Subtenant has not delivered a replacement cash Deposit or Letter of Credit to the Sublandlord by thirty (30) days before the expiration of the Letter of Credit, then the Sublandlord, acting through one of its duly authorized representatives, shall be entitled to present the Letter of Credit for immediate payment of the then potential amount available pursuant to the Letter of Credit, and the amount of the Letter of Credit shall become the Deposit hereunder and shall be held, applied and returned by the Sublandlord in accordance with the terms provided by the Sublease for the holding, application and return of the Deposit. If the Letter of Credit is not being renewed by the Subtenant and the Subtenant does deliver a replacement Deposit or a similar Letter of Credit in form and substance reasonably satisfactory to the Sublandlord no later than thirty (30) days before the expiration of the Letter of Credit, then the Sublandlord shall not thereafter be entitled to present the expiring Letter of Credit for payment of any amounts.

(d) Sublandlord shall return to Subtenant the balance of the Deposit that is not applied as permitted by this Sublease plus all interest earned thereon, or shall request from the bank that the balance of the Letter of Credit that is not applied as permitted by this Sublease be returned to Subtenant, as the case may be, within thirty (30) days of the termination or earlier expiration of this Sublease.

(e) Subtenant may deliver a cash Deposit initially and substitute same at a later date with a Letter of Credit provided and on condition that the Letter of Credit is approved in accordance with the provisions of Section 22(c) hereof by Sublandlord prior to the return of the Deposit.

23. ENTIRE AGREEMENT, MISCELLANEOUS.

A. This Sublease shall be governed by and construed in accordance with the law of the State of New York without regard to the conflicts of law principles thereof.

B. The section headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

C. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

D. All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

E. All prior negotiations and agreements relating to this Sublease and the Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Prime Lease.

F. This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed and delivered same Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Premises.

G. This Sublease and all the obligations of Subtenant to pay Rental and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublandlord or Prime Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, or if Sublandlord or Prime Landlord is prevented or delayed from so doing, in either case by reason of strikes or labor trouble or by accident or by act of God or by any cause whatsoever reasonably beyond Sublandlord’s or Prime Landlord’s control.

H. Each and every right and remedy of Sublandlord and Subtenant under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter, existing at law or in equity, by statute or otherwise.

I. At any time and from time to time either party shall, within fifteen (15) days after a written request by the other, execute, acknowledge and deliver to the requesting party a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modifications, (ii) the dates to which the Fixed Rent and Additional Rent and other charges have been paid, (iii) that to the best of the certifying party’s knowledge, no defaults exists under this Sublease or, if any do exist, the nature of such default and (iv) as to such other matters as Sublandlord or Subtenant may reasonably, request

J. Subtenant agrees that in executing this Sublease, it has not relied upon any statements, representations, covenants or warranties made by Sublandlord or any person acting on behalf of Sublandlord other than those, if any, expressly set forth in this Sublease and on such investigations, examinations and inspections as Subtenant has chosen to make or has made.

K. This Agreement may be executed in counterparts each of which, when executed, shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

L. If in Sublandlord’s reasonable opinion, a cure of a non-monetary default by Subtenant under this Sublease is possible, but cannot, without due diligence, be accomplished within the applicable time period described herein or in the Prime Lease, then Subtenant shall have such additional time as is reasonably necessary to complete such cure provided Subtenant promptly commences to cure such default and proceeds with diligence to complete such cure as soon thereafter as reasonably possible, and provided further, that in each such instance, such cure shall be completed prior to the expiration of any cure period permitted under the Prime Lease.

M. Whenever in this Agreement Sublandlord’s consent is required, such consent shall not be unreasonably withheld, delayed or conditioned.

24. SUBLANDLORD’S CONTRIBUTION.

(a) Subtenant shall make no Alterations (as such term is defined in paragraph 15 hereof) in or about the Premises without the prior written consent of Prime Landlord in each instance as provided in the Prime Lease, it being understood that any Alterations consented to by Prime Landlord shall be deemed to have been consented to by Sublandlord provided and on condition that (a) Prime Landlord’s consent states that neither Subtenant nor Sublandlord shall be required to restore the Premises upon expiration or earlier termination of this Sublease to the condition prior to such installation of Alteration and (b) all requests for such consent shall be delivered to Sublandlord for delivery to Prime Landlord. If Prime Landlord’s consent does not so state, then Sublandlord’s consent to such alterations shall not be unreasonably withheld, conditioned or delayed.

(b) Upon “Substantial Completion” (hereinafter defined) of Subtenant’s Alterations to the Premises in accordance with plans reasonably approved by Sublandlord (to the extent Sublandlord has a right to consent to same pursuant to this Sublease) and approved by Prime Landlord (to the extent Prime Landlord has a right to consent to same pursuant to the Prime Lease), Sublandlord will reimburse Subtenant an amount no more than $1,893,918.00 (“Construction Allowance” representing $26.00 per rentable square foot) for Subtenant’s improvements to the Premises, provided that (a) in no event shall more than $284,087.70 (representing 15% of the Construction Allowance) of the Construction Allowance be used towards architectural and engineering fees and (b) Subtenant provides Sublandlord with such lien releases and waivers as Sublandlord reasonably requests from Subtenant’s contractors, subcontractors and other professionals evidencing that such parties have paid in full for their services. At Subtenant’s option this amount may be credited against the next Rental coming due, until such credit is exhausted or Sublandlord shall reimburse the Subtenant from time-to-time (but no more often than monthly) for work done in connection with the installation and construction of the Subtenant’s improvements, provided that the Sublandlord’s obligation to make any such reimbursement shall be subject to the satisfaction of the following conditions:

(i) the work done must conform to the design set forth in the plans approved by Sublandlord and Prime Landlord, as the case may be, in all material respects and the quality and workmanship of the work done must be reasonably satisfactory to the Subtenant (and the Subtenant shall have so stated in its request for reimbursement);

(ii) with respect to the reimbursement of any partial payment made on the basis of the percentage of completion of any work, the Sublandlord shall have been furnished a form by the Subtenant’s architect indicating the percentage of completion of the work in question;

(iii) the Sublandlord shall have been furnished with invoices from the vendors, suppliers or contractors evidencing the amount for which payment or reimbursement is sought, such invoices, if submitted for reimbursement, to be marked “paid in full” by such vendor, supplier or contractor (or, in lieu thereof the Sublandlord shall be furnished other documentation reasonably satisfactory to the Sublandlord evidencing payment in full); and

(iv) the Sublandlord shall have received, with respect to the work done for which payment or reimbursement is claimed hereunder, a written waiver from the contractor or vendor in question (and all subcontractors and subvendors involved in the work in question) waiving any right to assert any vendor’s mechanic’s or other lien on the building, the Premises or any fixtures, machinery, equipment or other installation therein to the extent of any such payment made by Subtenant to any such Contractor or vendor.

(c) If so requested by the Subtenant, in lieu of reimbursing the subtenant, the Sublandlord will make payment directly to the Subtenant’s vendors, suppliers and contractors (no more often than monthly and not for amounts which aggregate less than $50,000), provided that the Sublandlord’s obligation to make any such payment shall be subject to the conditions set forth above (except that the invoices to be paid need not be marked “paid in full”).

(d) It is understood and agreed that the Sublandlord shall have no responsibility for the performance of the contractor installing the Subtenant’s improvements (including matters of quality or timeliness), and in the event that for any reason the Subtenant’s improvements are not completed in a timely fashion and/or there is any delay in the date on which the Premises is ready for occupancy by the Subtenant for the purposes of conducting business, this Sublease shall nevertheless continue in full force and effect, and the Subtenant shall have no right, remedy or claim against the Sublandlord.

(e) If the cost of improvements exceeds this Construction Allowance, the excess shall be paid solely by Subtenant. Should any excess be paid by Sublandlord, Subtenant shall reimburse Sublandlord for such amounts paid in excess of the Construction Allowance not later than ten (10) days after invoice from Sublandlord to Subtenant for the same. In all circumstances, the Subtenant shall only be entitled to collect such amounts up to the entire Construction Allowance that have actually been incurred by Subtenant in completing the improvements authorized by Sublandlord and Prime Landlord. For purposes hereof, “Substantial Completion” means that the Subtenant’s work has been completed except for minor details of fit, finish, decoration and mechanical adjustment, if any, the non-completion of which does not (and the completion of which shall not) materially interfere with the Subtenant’s use of the Premises or the conduct of its business.

25. SIGNAGE. Sublandlord shall use commercially reasonable efforts to cause Prime Landlord to list the Subtenant and its principal officers and employees in the building’s directory, if any. Sublandlord shall not object to and shall join in Subtenant’s application for rights to elevator lobby signage. It is understood that Subtenant shall be responsible for any charges made by the Prime Landlord for such listings and that Prime Landlord’s refusal to list Subtenant in the building directory shall not affect this Sublease or Subtenant’s liability hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:

GETTY IMAGES (US), INC.

By:	/s/ THOMAS OBERDORF
Name:	Thomas Oberdorf
Title:	SVP and Chief Financial Officer

SUBTENANT

NEW YORK MAGAZINE HOLDINGS, LLC

By:	/s/ MATTHEW GARMAN
Name:	Matthew Garman
Title:	Chief Financial Officer

SCHEDULE A

PRIME LEASE AND AMENDMENTS TO PRIME LEASE

SCHEDULE B

PREMISES (4TH FLOOR)

SCHEDULE C

EXISTING FURNITURE, FURNISHINGS AND EQUIPMENT